EX 99.28(g)(3)(ii)

Amendment to
Holding Account Agreement

This Amendment is made by and between The Bank of Nova Scotia, acting through its ScotiaMocatta division (“Scotiabank”) and JNL Series Trust, a Massachusetts business trust, on behalf of the JNL/Ivy Asset Strategy Fund (the “Customer”).

Whereas, Scotiabank and the Trust entered into a Holding Account Agreement (“Agreement”) on the 26th day of September 2009, whereby the Scotiabank agreed to provide, to the Customer, storage and related services for gold, silver, platinum, and palladium in bullion form.

Whereas, the parties have agreed to add the JNL/Ivy Asset Strategy Fund Ltd. as a party to the Agreement, under the defined term “Customer”.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1)	Customer, in all instances, shall be defined as JNL Series Trust, on behalf of the JNL/Ivy Asset Strategy Fund, and on behalf of the JNL/Ivy Asset Strategy Fund Ltd.

2)	The “Customer notice information” set forth in section 13. of the Agreement shall be deleted and replaced with the following:

Customer notice information:

JNL Series Trust, on behalf of the JNL/Ivy Asset Strategy Fund and the JNL/Ivy Asset Strategy Fund Ltd.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606

Attention: Mark D. Nerud
Tel. No.:  312-338-5801
Fax No.:  312-236-3911

3)	The Fee Schedule set forth on page 6 of the Agreement shall be deleted and replaced, as attached hereto.

In Witness Whereof, the parties have caused this Amendment to be executed, effective as of July 1, 2013, and each hereby warrant and represent that, as applicable, their respective signatory whose signature appears below has been, and is on the date of this Amendment, duly authorized by all necessary and appropriate corporate action to execute this Amendment.

Date:	June 24, 2013	Date:	June 26, 2013
JNL Series Trust, on behalf of
JNL/Ivy Asset Strategy Fund; and	The Bank of Nova Scotia
JNL/Ivy Asset Strategy Fund Ltd.
By:	/s/ Mark D. Nerud	By:	/s/ Jason Schneider
	Mark D. Nerud	Name:	Jason Schneider
	President and CEO	Title:	Director

Corporate Address: 1 Corporate Way Lansing, Michigan 48951	Address: Scotia Plaza, 68th Floor 40 King Street West Toronto, Ontario, M5H 1H1

Fee Schedule

[FEE SCHEDULE OMITTED]